CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 9, 1997, relating to the financial statements and financial highlights of The OFFITBANK Variable Insurance Fund, Inc., which are also incorporated by reference in such Statement of Additional Information. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Statement of Additional Information and to the reference to us under the heading "Counsel; Independent Accountants" in the Prospectuses for DJG Value Equity Fund and VIF-U.S. Small Cap Fund, each of which also constitutes part of this Registration Statement.

/s/PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
October 29, 1997